Exhibit 10.3

AGREEMENT

This agreement (“Agreement”) is made and entered into by and among Spansion Inc., a Delaware corporation with an office at 915 DeGuigne Drive, Sunnyvale, CA 94088-3453, U.S.A., Fujitsu Limited, a Japanese corporation having a place of business at 1-1, Kamikodanaka 4-chome, Nahahara-ku, Kawasaki, 211-8588, Japan, and Fujitsu Microelectronics Limited, a Japanese corporation having a place of business at 50 Fuchigami, Akiruno, Tokyo, 197-0833, Japan, which is a Subsidiary (as defined in Section 1.6) of Fujitsu Limited as of the Effective Date. Spansion and Fujitsu are referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, Fujitsu (as defined in Section 1.4) engaged in extensive company-wide, portfolio-wide patent cross license discussions with Texas Instruments Incorporated (“Texas Instruments”) during 2005-2006 and entered into a patent cross license agreement with Texas Instruments on December 21, 2006 (the “TI License Agreement”);

WHEREAS, during those discussions, Fujitsu demanded that its former subsidiary, Spansion Inc. (as defined in Section 1.3), defend and/or indemnify Fujitsu against Texas Instruments’ allegations that the Flash Memory Products (as defined in Section 1.2) that Fujitsu makes, assembles, packages, uses, sells, distributes, offers to sell and/or transfers for Spansion pursuant to the Distribution Agreement (as defined in Section 1.5) infringe Texas Instruments patents;

WHEREAS, Spansion denied, and continues to deny, that it has or had any duty to defend or indemnify Fujitsu under paragraph 19 of the Distribution Agreement and also continues to deny that it infringes any valid and enforceable patent held by Texas Instruments;

WHEREAS, Fujitsu has claimed, and continues to claim, that Spansion had an obligation to defend Fujitsu against allegations that Texas Instruments made during the cross license discussions that the Flash Memory Products infringe Texas Instruments patents;

WHEREAS, on August 9, 2006, Fujitsu served Spansion with a “Notice of Default and Intention to Terminate” the Distribution Agreement between them on account of what Fujitsu alleges is Spansion’s breach of its obligation;

WHEREAS, Fujitsu and Spansion held multiple discussions to resolve their dispute but were unable to reach a resolution;

WHEREAS, Fujitsu and Spansion agreed to enter into this Agreement to achieve a business resolution that avoids termination of the important and significant business relationship covered by the Distribution Agreement;

Now, therefore, the Parties have agreed as follows:

1.	DEFINITIONS

The following terms used herein shall have the meaning attached to them as follows:

1.1. “Actual Revenue” shall mean the invoice amount from Spansion to Fujitsu under section 12.5 of the Distribution Agreement and/or the invoice amount from Fujitsu to Spansion under Section 9 of the Foundry Agreement, for the sale or transfer of a Flash Memory Products. Actual Revenue shall not include sales, consumption or similar taxes, accepted returns of product, shipping and insurance, commissions actually paid, refunds given in the normal course of business and bona fide price adjustments. Actual Revenue shall be reported in United States dollars. Sales or other transfers made in currencies other than United States dollars shall be converted at the exchange rate as of the last day of the applicable fiscal quarter.

1.2. “Flash Memory Products” shall mean all Spansion products (including memory, software and systems), and components, whether or not containing Spansion’s commercial indicia, that Fujitsu manufactures, assembles, packages, uses, sells, offers to sell, leases, exports, imports or otherwise transfers worldwide under either the Distribution Agreement or the Foundry Agreement.

1.3 “Spansion” shall mean Spansion Inc. and its Subsidiaries worldwide.

1.4 “Fujitsu” shall mean Fujitsu Limited, its Subsidiaries, and/or any other entity licensed or sublicensed under the TI License Agreement, as applicable.

1.5 “Distribution Agreement” shall mean the Amended and Restated Distribution Agreement entered into between Spansion and Fujitsu dated December 21, 2005, as amended or succeeded by a New Agreement (as defined in Section 13 of Amendment No. 1 to the Amended and Restated Fujitsu Distribution Agreement dated December 21, 2005) or by any distribution agreement between Fujitsu and Spansion.

1.6. “Subsidiary” shall mean any corporation, company or other entity more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or other managing authority of, or ownership interest entitled to make decisions for, such corporation, company or other entity (other than any shares or securities or ownership interest whose voting rights or decision-making is subject to restriction) is owned or controlled by either Party hereto, directly or indirectly, now or hereafter at any time during the term of this Agreement.

1.7 “Foundry Agreement” shall mean the Foundry Agreement entered into between Spansion and Fujitsu dated September 28, 2006.

2.	PAYMENT AND TAXES

2.1. Payments. For five (5) years after the Effective Date, Spansion shall pay Fujitsu royalties at a rate of [*******] of Actual Revenue of the Flash Memory Products for the first two years, and then [*******] of Actual Revenue of the Flash Memory Products for the remainder of the term. Within forty-five (45) days of the end of Spansion’s fiscal quarter (which approximate March 31, June 30, September 30, December 31 but do not fall on these exact dates due to Spansion’s 52-53 week fiscal year which ends on the last Sunday in December), Spansion shall send Fujitsu a report of Actual Revenue of the Flash Memory Products for that fiscal quarter (the “Actual Revenue Report”). The Actual Revenue Report shall include an individual Flash Memory Product only one time using only the Actual Revenue amount reported by Spansion and agreed to by Fujitsu. To avoid any doubt, Fujitsu is not entitled to multiple payments on a particular Flash Memory Product (specifically, Fujitsu shall not be entitled to payment for wafers sold to Spansion under the Foundry Agreement that are incorporated into the Flash Memory Products sold by Spansion to Fujitsu under the Distribution Agreement on which Spansion makes payments hereunder), and the Parties shall agree on a method to avoid such multiple payments. Within ten (10) days of receipt, Fujitsu shall review the Actual Revenue Report and (a) issue an invoice to Spansion based on all reported Actual Revenue with which it agrees and (b) notify Spansion if it disagrees with any portion of the Actual Revenue Report. Spansion shall pay all amounts due to Fujitsu within fifteen (15) working days after the receipt of Fujitsu’s invoice. Notwithstanding any disagreement over the Actual Revenue Report, Spansion shall make the payment due on the amount it has reported that is not disputed.

2.2. Limitation on Payments. Spansion’s obligation to make payments under this Agreement is restricted to the payment of a maximum amount of [*******] US over the term of this Agreement. To avoid any doubt, once Spansion has paid Fujitsu [*******] US in cumulative payments under this Agreement, without regard to any refund paid by Fujitsu or offsets taken by Spansion, Spansion shall be fully paid up and shall not be obligated to make any further payments to Fujitsu hereunder. This limitation on Spansion’s obligation to make payments under this Agreement does not alter Fujitsu’s continued obligation to make royalty payments to third parties.

2.3. Taxes. Payments pursuant to this Agreement shall be made free and clear of, and without deduction of or on account of any taxes, customs, levies, tariffs, duties, interest, penalties or other charges, except to the extent such withholding or deduction is required by applicable law, regulation, or government order in the United States of America or any political subdivision thereof or any taxing authority therein having power to tax (a “U.S. Taxing Authority”). In the event that Spansion determines it is required by any U.S. Taxing Authority to withhold any taxes on payments made pursuant to this Agreement or any amendment thereto (“Taxes”):

[*******] Confidential treatment requested.

(a) Spansion shall (i) withhold such Taxes from such payment, provided, however, that if Fujitsu provides Spansion with a properly completed Form W-8BEN (or other applicable form), any such withholding will be made in accordance with the rate of withholding, set forth in the Income Tax Treaty, specified on the Form W-8BEN (or other applicable form) provided by Fujitsu, (ii) remit such Taxes to the appropriate U.S. Taxing Authority, and (iii) obtain and furnish to Fujitsu a tax receipt or other evidence of such remittance from the appropriate U.S. Taxing Authority;

(b) Spansion shall pay to Fujitsu the amount set forth in this Agreement or any amendment thereto, reduced by the amount of Taxes withheld and remitted to the appropriate U.S. Taxing Authority;

(c) Spansion and Fujitsu hereby agree that if Spansion reduces or eliminates withholding of any Taxes pursuant to Section 2.3(a) in accordance with a Form W-8BEN (or other applicable form) provided by Fujitsu and as a result of such reduction or elimination of withholding a U.S. Taxing Authority claims that Taxes in addition to the amount of Taxes withheld pursuant to Section 2.3(a) and/or interest and penalties are owing in respect of any payment made pursuant to this Agreement or any amendment thereto, then Fujitsu shall indemnify Spansion for any such Taxes, interest and penalties; provided, however, that Spansion shall indemnify Fujitsu for any Taxes, interest or penalties incurred as a result of Spansion’s failure to timely comply with its withholding, remitting, or other obligations in a manner consistent with such Form W-8BEN (or other applicable form); and

(d) In the event that any Taxes are withheld pursuant to this Section 2.3, Spansion shall take such steps as Fujitsu shall reasonably request to assist Fujitsu to recover such Taxes from the appropriate U.S. Taxing Authority. For the elimination of any doubt, Fujitsu shall be responsible for any employment related taxes for the services performed by its employees.

3.	REPORTING AND AUDITS

3.1. Record Retention. The Parties shall keep complete and accurate records pertaining to the manufacture, sale or other transfer of, and payment calculations for the Flash Memory Products.

3.2. Audit Request. Each Party shall have the right to engage, at its own expense, an auditor reasonably acceptable to the other Party to examine the records pertaining to the manufacture, sale, or other transfer of the Flash Memory Products and the calculation of payments owed under this Agreement. Each Party shall provide the other Party at least thirty (30) days’ prior written notice of such audit and may conduct audits no more than once every year.

4.	REFUND AND OFFSET

4.1 Coverage for Flash Memory Products. Fujitsu represents that it has provided Spansion with a true and correct copy of the TI License Agreement.

4.2 Claims by Texas Instruments. If Texas Instruments makes any claim against Spansion, whether by informal or formal discussion, or adjudicatory proceeding, that the Flash Memory Products infringe any Texas Instruments patent, Fujitsu shall assist and cooperate with Spansion to establish or otherwise prove the extent to which the Flash Memory Products are licensed to the Texas Instruments patents through the TI License Agreement.

4.3 Compensation to Texas Instruments. The Parties agree that Spansion should not be required to make payments to Fujitsu under this Agreement and to[Texas Instruments for the same Flash Memory Products. If Spansion makes payment to Texas Instruments for the Flash Memory Products, and subject to Section 4.4 below, Fujitsu agrees: (a) to immediately refund the lesser of (i) any past payments by Spansion to Fujitsu under this Agreement in respect of the same Flash Memory Products upon which the royalty from Spansion to Texas Instruments was calculated or (ii) the amount of the royalty paid by Spansion to Texas Instruments in respect of the same Flash Memory Products; and (b) to allow Spansion to offset future payments under this Agreement by the lesser of (i) the amount due hereunder in respect of the Flash Memory Products for which Spansion is also obligated to pay a royalty to Texas Instruments or (ii) the amount of the royalty payable by Spansion to Texas Instruments in respect of the same Flash Memory Products.

4.4 Limitation on Obligation. Fujitsu’s obligation under this Agreement shall be limited to the refund and offset any financial payments Spansion makes to Texas Instruments for the Flash Memory Products up to the amount Spansion pays Fujitsu under this Agreement. In no event shall Fujitsu’s cumulative liability for any refund and/or offset to Spansion exceed the total amount of payments it received, or otherwise would have received, from Spansion under this Agreement. Fujitsu’s refund and offset obligations shall continue until the expiration of this Agreement.

5.	RELEASE OF SPANSION

5.1 In consideration of the payments hereunder, Fujitsu hereby forever and irrevocably releases Spansion from all claims, demands and causes of action on account of the claimed breach of Spansion’s obligation to defend and/or indemnify Fujitsu against the assertions by Texas Instruments against the Flash Memory Products referred to in the recitals. Fujitsu further hereby withdraws its “Notice of Default and Intention to Terminate,” dated August 9, 2006.

6.	TERM AND TERMINATION

6.1. Term. This Agreement shall become effective on the date signed by both Parties (the “Effective Date”) and, unless earlier terminated, shall remain in full force and effect for a period of 5 years thereafter.

6.2	Termination. This Agreement shall continue in full force and effect during the term, unless terminated earlier by:

(a)	mutual written agreement of the Parties;

(b)	termination of the TI License Agreement; or

(c)	any demand by Fujitsu, pursuant to paragraph 19 of the Distribution Agreement, that Spansion defend and/or indemnify Fujitsu against a third party claim in patent license negotiations with Fujitsu.

6.3 Survival. Only provisions of Sections 5, 6, and 7 shall survive any termination of this Agreement.

7.	GENERAL

7.1. Representations. Each Party represents and warrants that it has the legal right and authority to enter into this Agreement.

7.2. Assignment. In the event Spansion merges with or is acquired by a third party, or divests itself of substantially all if its business to which this Agreement relates and Spansion is not the surviving entity, this Agreement may be assigned to the surviving entity without Fujitsu’s consent; provided that the assignee agrees in writing to assume all of Spansion’s obligations under this Agreement; and provided further that such assignment shall not operate as a release of Spansion. Fujitsu may assign this Agreement without Spansion’s consent to an entity to which it may assign the TI License Agreement pursuant to Section 8.4(a) of the TI License Agreement; provided that the assignee agrees in writing to assume all of Fujitsu’s obligations under this Agreement; and provided further that such assignment shall not operate as a release of Fujitsu. Except as provided, this Agreement shall not be assigned by either Party whether voluntarily or involuntarily or by operation of law, in whole or in part, to any person or entity without the prior written consent of the other Party.

7.3. Notices. All notices required or permitted to be given hereunder shall be in writing by first class certified or registered airmail, postage prepaid, if confirmed or acknowledged, to the addresses specified below or to such other address as may be specified in writing by the addressed Party to the other Party in accordance with this Section:

if to Spansion:

SPANSION INC.

Legal Department

915 DeGuigne Drive

Sunnyvale, California 94088-3453, U.S.A.

Fax. 1-408-616-6659

if to Fujitsu:

FUJITSU LIMITED

Industry Relations Division

1-1, Kamikodanaka 4-chome,

Nahahara-ku, Kawasaki, 211-8588, Japan.

Fax. +81-44-754-8505

and

FUJITSU MICROELECTRONICS LIMITED

Intellectual Property & Technical Standard Division

50 Fuchigami, Akiruno, Tokyo, 197-0833, Japan

Fax. +81-42-532-2405

7.4. Dispute Resolution. In the event a dispute arises under or relating to this Agreement, the Parties shall follow the dispute resolution procedures set out in the Distribution Agreement.

7.5. Governing Law. The validity, constructions, performance, and enforceability of this Agreement shall be governed in all respects by the laws of California, without regard to conflict of law principles.

7.6. Headings; Construction. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.

7.7. Construction. This Agreement shall be deemed to have been drafted by both Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

7.8. Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersede any prior communications, representations, understandings and agreements, either oral or written, among the Parties with respect to such subject matter. This Agreement may not be altered except by a written instrument signed by authorized representatives of each Party.

7.9. Execution. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

7.10. Severability. If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision valid and enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to be rights or benefits received by any Party. In such event, the Parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

7.11. Waiver. Failure or neglect by either Party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of such Party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice such Party’s rights to take subsequent action.

IN WITNESS WHEREOF, this Agreement is hereby executed by a duly authorized representative of each Party.

For Spansion		For Fujitsu

Spansion Inc.		Fujitsu Limited

By:	/s/ Robert C. Melendres	By:	/s/ Takashi Iwata

Printed Name: Robert C. Melendres		Printed Name: Takashi Iwata

Title:	EVP, Business Developement and Chief Legal Officer	Title:	President, Intellectual Property Unit

Date:	August 20, 2008	Date:	September 11, 2008

Fujitsu Microelectronics Limited

		By:	/s/ Hiroyuki Hojo

Printed Name: Hiroyuki Hojo

		Title:	Corporate Vice President in charge of Strategies & Marketing

		Date:	September 11, 2008